Exhibit 10.2
The following exhibit is a form of the agreement between Sinclair Broadcast Group, Inc. and the recipients of the stock appreciation right awards on March 2, 2023. We plan to use this agreement with all subsequent stock appreciation right awards.
SINCLAIR BROADCAST GROUP, INC.
2022 STOCK INCENTIVE PLAN
NOTICE OF STOCK APPRECIATION RIGHT AWARD

You have been granted the following Stock Appreciation Rights (“SARs” or this “SAR Award”) covering shares of Class A Common Stock of Sinclair Broadcast Group, Inc. (the “Company”), under the Sinclair Broadcast Group, Inc. 2022 Stock Incentive Plan (as may be amended from time to time, the “Plan”). Each SAR gives you upon exercise the right to receive the difference between the Fair Market Value of a Share on the date of exercise over the Grant Price multiplied by the number of SARs being exercised (the “Spread”). The Company together with its Subsidiaries and Affiliates are referred to herein as the “Company Group”.

Name of Participant:	[Name of Participant]
Grant Date:	March 2, 2023
Total Number of Shares Covered by SAR Award:	[Total Shares]
Exercise Price Per Share:	$15.97
Vesting Commencement Date:	March 2, 2023
Vesting Schedule:
This SAR Award shall vest fifty percent (50%) on each anniversary of the Grant Date, subject to the Stock Appreciation Right Agreement.
Fractional vested Shares will be rounded up to the nearest whole number of Shares at all times.

Expiration Date:	March 2, 2033 This SAR Award expires earlier if your Service terminates earlier, as described in the Stock Appreciation Right Agreement.
By your written signature below (or your electronic acceptance) and the signature of the Company’s representative below, you and the Company agree that this SAR Award is granted under and governed by the terms and conditions of the Plan and the Stock Appreciation Right Agreement (this “Agreement”), both of which are attached to and made a part of this document.
By your written signature below (or your electronic acceptance), you further agree that the Company Group may deliver by e-mail all documents relating to the Plan or this SAR Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company Group may deliver these documents by posting them on a website maintained by the Company Group or by a third party under contract with the Company Group. If the Company Group posts these documents on a website, it will notify you by e-mail. Should you electronically accept this Agreement, you agree to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.”

PARTICIPANT	SINCLAIR BROADCAST GROUP, INC.
Participant’s Signature Participant’s Printed Name	By: Name: Title:

SINCLAIR BROADCAST GROUP, INC
2022 STOCK INCENTIVE PLAN
STOCK APPRECIATION RIGHT AGREEMENT

The Plan and Other Agreements
The SAR Award that you are receiving is granted pursuant and subject in all respects to the applicable provisions of the Plan, which is incorporated herein by reference. Capitalized terms not defined in this Agreement will have the meanings ascribed to them in the Plan.
The attached Notice, this Agreement and the Plan constitute the entire understanding between you and the Company regarding this SAR Award. Any prior agreements, commitments or negotiations concerning this SAR Award are superseded. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under this Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company.

Vesting
This SAR Award becomes exercisable in installments, as shown in the Notice of Stock Appreciation Right Award. After the SAR Award has become vested, it may be exercised prior to the Expiration Date, or its earlier termination, subject to the terms and conditions set forth in this Agreement. This SAR Award will in no event become exercisable with respect to additional Shares after your Service as an Employee or a Consultant has terminated for any reason.
Notwithstanding anything to the contrary contained herein, in the event that your Service is terminated due to your Retirement (as defined below), by the Company Group without Cause (as defined below) or by you for Good Reason, then the SARs shall become fully vested as of the effective date of your termination of Service. All SARs which are unvested at the time of your termination of Service for any other reason, after giving effect to the preceding sentence, shall terminate and be of no force and effect.

For the purposes of this SAR Award, the term “Cause” shall have the meaning set forth in your employment agreement with the Company Group or, in the event there is no employment agreement between you and the Company Group, shall mean any of the following: (i) the wrongful appropriation for your own use or benefit of property or money entrusted to you by the Company Group; (ii) your conviction or granting of a Probation Before Judgment (or similar such finding or determination if not by a court of competent jurisdiction) of a crime involving moral turpitude; (iii) your continued willful disregard of your duties and responsibilities hereunder after written notice of such disregard and the reasonable opportunity to correct such disregard; (iv) your continued violation of Company Group policy after written notice of such violations (such policy may include policies as to drug or alcohol abuse) and the reasonable opportunity to cure such violations; (v) any willful misconduct or gross negligence by you which is reasonably likely (in the opinion of the Company Group’s FCC counsel) to actually jeopardize a Federal Communications Commission license of any broadcast station owned directly or indirectly by the Company Group or programmed, directly or indirectly, by the Company Group; or (vi) your continued insubordination and/or your repeated failure to follow the reasonable directives of your supervisor or the Board after written notice of such insubordination or the failure to follow such reasonable directives. In the event that there is no employment agreement between you and the Company Group, and except in the occurrence of an event listed in clauses (i) through (vi) above which, by its nature, cannot reasonably be expected to be cured, you shall have ten (10) business days from the delivery of written notice by the Company Group within which to cure any acts constituting Cause; provided however, that, if the Company Group reasonably expects irreparable injury from a delay of ten (10) business days, the Company Group may give you notice of such shorter period within which to cure as is reasonable under the circumstances.

For purposes of this SAR Award, the term “Good Reason” shall have the meaning set forth in your employment agreement with the Company Group or, in the event there is no employment agreement between you and the Company Group, shall mean any of the following without your approval: (i) a more than five percent (5.0%) reduction in your compensation (other than a reduction consistent with a company-wide reduction in pay affecting substantially all similarly situated executive employees of the Company Group); (ii) the relocation of your principal place of employment more than fifty (50) miles from its present location; or (iii) a material reduction in your duties or a material change in your working conditions. In the event that there is no employment agreement between you and the Company Group, you cannot terminate employment for Good Reason unless you have provided written notice to the Company Group of the existence of the alleged circumstances providing grounds for termination for Good Reason within ten (10) business days of the initial existence of such grounds and the Company Group has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If you do not terminate employment for Good Reason within forty-five (45) days after the first occurrence of the applicable grounds, then you will be deemed to have waived the right to terminate for Good Reason with respect to such grounds for purposes of this Agreement.
For purposes of this SAR Award, the term “Retirement” shall mean your voluntary separation from service with the Company Group either (i) after age 65 or (ii) after age 55, if at such time you have had at least ten (10) years of service with the Company Group.
Notwithstanding anything to the contrary contained herein, in the event of a Change in Control, all the unvested SARs shall vest immediately prior to the consummation of the Change in Control.

Term	This SAR Award expires in any event at the close of business at Company headquarters on the Expiration Date. This SAR Award may expire earlier if your Service terminates, as described below.
Regular Termination	If your Service terminates for any reason other than due to your death or Disability, then this SAR Award will expire at the close of business at Company headquarters on the date three (3) months after the date your Service terminates (or, if earlier, the Expiration Date). The Company Group determines when your Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons.
Death	If your Service terminates because of your death, then this SAR Award will expire at the close of business at Company headquarters on the date twelve (12) months after the date your Service terminates (or, if earlier, the Expiration Date). During that period of up to twelve (12) months, your estate or heirs may exercise this SAR Award.

Disability	If your Service terminates because of your Disability, then this SAR Award will expire at the close of business at Company headquarters on the date twelve (12) months after the date your Service terminates (or, if earlier, the Expiration Date).
Leaves of Absence
For purposes of this SAR Award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave of absence was approved by the Company Group in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.
If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Appreciation Right Award may be adjusted in accordance with the Company Group’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Stock Appreciation Right Award may be adjusted in accordance with the Company Group’s part-time work policy or the terms of an agreement between you and the Company Group pertaining to your part-time schedule.

Restrictions on Exercise
The Company will not permit you to exercise this SAR Award if the issuance of Shares at that time would violate any law or regulation. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance of the Shares pursuant to this SAR Award will relieve the Company of any liability with respect to the non-issuance of the Shares as to which such approval will not have been obtained.

Notice of Exercise
When you wish to exercise this SAR Award you must provide a written or electronic notice of exercise form (substantially in the form attached to this Agreement as Exhibit A) in accordance with such procedures as are established by the Company and communicated to you from time to time. Any notice of exercise must specify how many Shares you wish to exercise. The notice of exercise will be effective when it is received by the Company. If someone else wants to exercise this SAR Award after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Settlement	Upon exercise of the SARs, the Company shall issue to you whole Shares with a Fair Market Value (determined as of the date on which the SAR is exercised) equal to the Spread, less required withholding. The Shares to be issued under this Agreement may be issued in book or other electronic form, and a certificate for the Shares shall only be delivered to you upon your request, unless otherwise restricted.

Withholding Taxes and Stock Withholding
Regardless of any action any member of the Company Group employing you (“Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or your Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this SAR grant, including the grant, vesting or exercise of this SAR Award, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of this SAR Award to reduce or eliminate your liability for Tax-Related Items.
At your election made through an online election process established by, or on behalf of the Company Group, either (a) Shares acquired by you upon exercise of the SARs hereunder shall be reduced by a number of Shares with a Fair Market Value equal to the taxes which the Company Group is required to withhold under the then applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or its successors, or any other federal, state or local tax withholding requirement (“Withholding”) during an open trading window or (b) you shall pay to the Company Group in immediately available funds the amount of such Withholding; provided, if you do not make such election prior to the time that such Withholding would be required, you shall be deemed to have elected the action under clause (a) of this paragraph. Such reductions shall occur, and Withholding shall be applicable immediately upon the exercise of any SARs. An online election made by you pursuant to this paragraph shall remain in effect with respect to all SARs held by you until such time, as any, that you utilize the online election process to make an alternative election. The Company may refuse to honor the exercise and refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

Restrictions on Resale	You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company Group may specify.

Transfer of SAR
In general, only you can exercise this SAR Award prior to your death. You may not sell, transfer, assign, pledge or otherwise dispose of this SAR Award, other than as designated by you by will or by the laws of descent and distribution, except as provided below. For instance, you may not use this SAR Award as security for a loan. If you attempt to do any of these things, this SAR Award will immediately become invalid. You may in any event dispose of this SAR Award in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in this SAR Award in any other way.

However, the Committee may, in its sole discretion, allow you to transfer this SAR Award as a gift to one or more family members. For purposes of this Agreement, “family member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), any individual sharing your household (other than a tenant or employee), a trust in which one or more of these individuals have more than fifty percent (50%) of the beneficial interest, a foundation in which you or one or more of these persons control the management of assets, and any entity in which you or one or more of these persons own more than fifty percent (50%) of the voting interest.
In addition, the Committee may, in its sole discretion, allow you to transfer this SAR Award to your spouse or former spouse pursuant to a domestic relations order in settlement of marital property rights.
The Committee will allow you to transfer this SAR Award only if both you and the transferee(s) execute the forms prescribed by the Committee, which include the consent of the transferee(s) to be bound by this Agreement.

Retention Rights	Neither this SAR Award nor this Agreement gives you the right to be employed or retained by the Company Group in any capacity. The Company Group reserves the right to terminate your Service at any time, with or without cause.
Shareholder Rights	This SAR Award carries neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a shareholder of the Company with respect to the Shares covered by this SAR Award unless and until you have exercised this SAR Award by giving the required notice to the Company. No adjustments will be made for dividends or other rights if the applicable record date occurs before you exercise this SAR Award, except as described in the Plan.

Adjustments	The number of Shares covered by this SAR Award and the exercise price per Share will be subject to adjustment in the event of a stock split, a stock dividend or a similar change in Company Shares, and in other circumstances, as set forth in the Plan. The forfeiture provisions and restrictions described above will apply to all new, substitute or additional SARs or securities to which you are entitled by reason of this SAR Award.
Successors and Assigns	Except as otherwise provided in the Plan or this Agreement, every term of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.
Notice	Any notice required or permitted under this Agreement will be given in writing and will be deemed effectively given upon the earliest of personal delivery, receipt or the third (3rd) full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company Group’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.
Section 409A of the Code	To the extent this Agreement is subject to, and not exempt from, Section 409A of the Code, this Agreement is intended to comply with Section 409A, and its provisions will be interpreted in a manner consistent with such intent. You acknowledge and agree that changes may be made to this Agreement to avoid adverse tax consequences to you under Section 409A.
Applicable Law and Choice of Venue
This Agreement will be interpreted and enforced under the laws of the State of Maryland without application of the conflicts of law principles thereof.

For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this SAR Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Maryland and agree that any such litigation will be conducted only in the courts of Maryland, or the federal courts of the United States located in Maryland and no other courts.

Miscellaneous	You understand and acknowledge that (1) the Plan is entirely discretionary, (2) the Company Group and your Employer have reserved the right to amend, suspend or terminate the Plan at any time, (3) the grant of this SAR Award does not in any way create any contractual or other right to receive additional grants of SARs (or benefits in lieu of SARs) at any time or in any amount and (4) all determinations with respect to any additional grants, including (without limitation) the times when SARs will be granted, the number of Shares subject to awards, the exercise price and the vesting schedule, will be at the sole discretion of the Company. In the event of a conflict between the terms of this SAR Award and the terms of your employment agreement or similar agreement, the terms of this SAR Award will govern.

The value of this SAR Award will be an extraordinary item of compensation outside the scope of your employment contract, if any, and will not be considered a part of your normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.
You understand and acknowledge that participation in the Plan ceases upon termination of your Service for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement.

You hereby authorize and direct your Employer to disclose to the Company Group any information regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, as your Employer deems necessary or appropriate to facilitate the administration of the Plan.

You consent to the collection, use and transfer of personal data as described in this subsection. You understand and acknowledge that the Company Group and your Employer hold certain personal information regarding you for the purpose of managing and administering the Plan, including (without limitation) your name, home address, telephone number, date of birth, social insurance or other government identification number, salary, nationality, job title, any Shares or directorships held in the Company and details of all SARs or any other entitlements to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (the “Data”). You further understand and acknowledge that the Company Group will transfer Data among itself as necessary for the purpose of implementation, administration and management of your participation in the Plan and that the Company Group may each further transfer Data to any third party assisting the Company Group in the implementation, administration and management of the Plan. You understand and acknowledge that the recipients of Data may be located in the United States or elsewhere, and that the laws of a recipient’s country of operation (e.g., the United States) may not have equivalent privacy protections as local laws where you reside or work. You authorize such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering your participation in the Plan, including a transfer to any broker or other third party with whom you elect to deposit Shares acquired under the Plan of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf. You may, at any time, view the Data, require any necessary modifications of Data, make inquiries about the treatment of Data or withdraw the consents set forth in this subsection by contacting the Human Resources Department of the Company in writing.

BY ELECTRONICALLY ACCEPTING THIS AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.